Exhibit 5

Gordon Feinblatt LLC

Attorneys at Law

233 East Redwood Street
Baltimore, Maryland 21202-3332
410-576-4000
www.gfrlaw.com

November 7, 2016

First United Corporation

19 South Second Street

Oakland, Maryland 21550

Ladies and Gentlemen:

We have participated in the preparation of a registration statement on Form S-1 (the “Registration Statement”) of First United Corporation, a Maryland corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), in connection with the proposed distribution by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, par value $.01 per share (the “Common Stock”), of the Company (the “Rights Offering”). Pursuant to the Rights Offering, up to 783,626 shares of Common Stock (the “Shares”) may be issued and sold by the Company upon exercise of the Rights. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with the preparation of this letter, we have examined copies of (i) the Amended and Restated Articles of Incorporation of the Company, (ii) the Certificate of Designations in respect of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (iii) the Amended and Restated Bylaws, as amended, of the Company, (iv) the Registration Statement and the exhibits thereto, and (v) the resolutions adopted by the Board of Directors of the Company relating to the Registration Statement (collectively, the “Documents”).

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that (i) all Documents submitted to us as originals are authentic, (ii) all Documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all such Documents are genuine, (iv) all public records reviewed or relied upon by us or on our behalf are true and complete, (v) all statements and information contained in the Documents are true and complete, (vi) all signatories to the Documents were legally competent to do so, (vii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have been declared effective by the SEC, and (viii) all of the Shares will be sold in the manner stated in the Registration Statement. As to any facts material to this opinion letter that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications set forth herein, it is our opinion that, if and when issued and sold by the Company under the circumstances contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. The foregoing opinion is limited to the laws of the State of Maryland, the applicable provisions of the Maryland Constitution, and reported judicial decisions interpreting these laws, and we do not express any opinion herein concerning any other law. The foregoing opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein. In issuing this opinion letter, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

/s/ Gordon Feinblatt LLC